360 Funds 485BPOS

 Exhibit 99(h)(8)

EXPENSE LIMITATION AGREEMENT

This Expense Limitation Agreement (the “Agreement”) is made by and between Pinnacle Wealth Advisors, Inc., an Oregon corporation (the “Adviser”) and 360 Funds (the “Trust”), on behalf of the Trust’s series (each a “Fund,” and collectively, the “Funds”) listed on Schedule A.

WHEREAS, the Trust is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company of the series type, and each Fund is a series of the Trust;

WHEREAS, the Adviser is the successor to the Funds’ previous investment adviser, IMS Capital Inc. (the “Predecessor Adviser”) following an acquisition that occurred on September 30, 2025 (the “Closing Date”), that resulted in an assignment and termination of the Predecessor Adviser’s Investment Advisory Agreement (the “Predecessor Advisory Agreement”) and Expense Limitation Agreement (the “Predecessor ELA” and together with the Predecessor Advisory Agreement, the “Predecessor Agreements”).

WHEREAS, the Trust and the Adviser have entered into a new Investment Advisory Agreement, which is subject to shareholder approval (the “New Advisory Agreement”), and an Interim Investment Advisory Agreement (the “Interim Advisory Agreement”), which will take effect if shareholders do not approve the New Advisory Agreement before the Closing Date (the “Interim Advisory Agreement”). Under both agreements, the Adviser provides investment management services to each Fund for compensation based on the value of the Fund’s average daily net assets; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to enter into a new Expense Limitation Agreement that maintains each Fund’s expense ratio at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified in the Predecessor ELA and in Schedule A hereto;

NOW THEREFORE, the parties hereto agree as follows:

1.	Expense Limitation.

a.	Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, distribution fees under Rule 12b-1 Plans, taxes, acquired fund fees and expenses, brokerage commissions, dividend expenses on short sales, and other expenditures which are capitalized following generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of such Fund’s business) (collectively, “Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.b below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.

b.	Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit for each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

c.	Method of Computation. To determine the Adviser’s liability for the Excess Amount, each month, the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the lowest Maximum Annual Operating Expense Limit applicable to a Fund. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to each appropriate Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

d.	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party so that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds for the previous fiscal year shall equal the Excess Amount.

2.	Reimbursement of Fee Waivers and Expense Reimbursements.

a.	Recoupment. If, during any fiscal month in which the New Advisory Agreement or Interim Advisor Agreement is in effect, the estimated aggregate Fund Operating Expenses of a class of shares of such Fund for the fiscal month are less than the Maximum Annual Operating Expense Limit, the Adviser shall be entitled to recoup, in whole or in part as provided below, the investment advisory fees waived or reduced and other payments reimbursed by the Adviser or the Predecessor Adviser under Section 1 of this Agreement or the Predecessor ELA. The total amount of recoupment to which the Adviser may be entitled (“Recoupment Amount”) shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser or the Predecessor Adviser and all other payments reimbursed by the Adviser to the Fund, under Section 1 of this Agreement or the Predecessor ELA, during any of the previous three years, less any reimbursement previously paid by such Fund to the Adviser or Predecessor Adviser under Section 2.a of this Agreement or the Predecessor ELA. The Recoupment Amount shall not include any additional charges or fees, including, for example, interest accruing on the Recoupment Amount. To the extent any recoupment is made under this Section 2.a, such recoupment shall not cause the Fund Operating Expenses to exceed the Maximum Annual Operating Expense Limit that was in place for each class of a Fund at the time the Adviser or its predecessor waived or reduced its advisory fees or reimbursed other expenses.

b.	Method of Computation. To determine each Fund’s accrual (for each class), if any, to reimburse the Adviser for the Recoupment Amount, each month, the Fund Operating Expenses of each class of shares of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a class of shares of the Fund for any month are less than the Maximum Annual Operating Expense Limit of such class of shares of such Fund, each class shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of the particular class of shares of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Recoupment Amount. For accounting purposes, amounts accrued under this Section 2 shall be a liability of the Fund to determine the Fund’s net asset value.

c.	Payment and Year-End Adjustment. Amounts accrued under this Agreement shall be payable to the Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party so that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments during such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

3.	Term and Termination of Agreement.

a.	This Agreement shall take effect upon the Closing Date and continue until such date as noted on Schedule A. Thereafter, the Agreement shall continue for successive one-year periods provided that a party can terminate it, without payment of any penalty, upon 90 days’ prior written notice to the other party at its principal place of business; and further provided that, in the case of termination by the Adviser, such action shall be authorized by resolution of a majority of the Trust’s independent trustees or by a vote of a majority of the outstanding voting securities of the Trust.

4.	Miscellaneous.

a.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b.	Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Agreement and Declaration of Trust or by-laws, as amended from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust’s Agreement and Declaration of Trust is on file with the Secretary of State of Delaware. The Agreement and Declaration of Trust and bylaws describe in detail the responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

c.	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

d.	Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

IN WITNESS, WHEREOF, the parties hereto have caused this instrument to be executed on their behalf by their duly authorized officers as of the dates noted on Schedule A, as attached hereto.

360 Funds
On behalf of the Funds noted on Schedule A

By:	/s/ Randall Linscott
Name:	Randall K. Linscott
Title:	President

Pinnacle Wealth Advisors, Inc.

By:	/s/ Aaron Christopherson
Name:	Aaron Christopherson
Title:	Owner

SCHEDULE A

EXPENSE LIMITATION AGREEMENT

between

360 Funds

and

Pinnacle Wealth Advisors, Inc.

Fund	Maximum Annual Operating Expense Limit	Expiration Date
IMS Capital Value Fund	1.95%	October 31, 2027
IMS Strategic Income Fund	1.95%	October 31, 2027